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                                                             EXHIBIT 8.1

                       [Ropes & Gray LLP Letterhead]

                               May 21, 2004



Genzyme Corporation
500 Kendall Street
Cambridge, Massachusetts  02142

    Re: TAX OPINION REGARDING MERGER OF GLBC CORP. WITH AND INTO ILEX ONCOLOGY, INC. AND SUBSEQUENT MERGER OF ILEX ONCOLOGY, INC. INTO GLBC LLC

Ladies and Gentlemen:

      We have acted as counsel to Genzyme Corporation ("Genzyme") in connection with the Registration Statement on Form S-4 and Amendment No. 1 to the Registration Statement on Form S-4 to which this opinion appears as an exhibit ("Registration Statement"), which includes the Joint Proxy Statement of Genzyme and Ilex Oncology Corporation ("Ilex") and the Prospectus of Genzyme (the "Proxy Statement/Prospectus"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger by and among Genzyme, a Massachusetts corporation, GLBC Corp., a Delaware corporation wholly owned by Genzyme ("Sub"), GLBC LLC, a Delaware limited liability company wholly owned by Genzyme ("LLC"), and Ilex, a Delaware corporation, dated as of February 26, 2004 (the "Merger Agreement").

      We have examined the Merger Agreement, pursuant to which it is contemplated that Sub will merge with and into Ilex (the "First Merger"), and immediately following the First Merger, Ilex will merge with and into LLC (the "Second Merger," and together with the First Merger, the "Mergers"), and the Proxy Statement/Prospectus. We have assumed for purposes of the opinion set forth below that the Mergers will be effected in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), and as described in the Proxy Statement/Prospectus. We have also assumed for purposes of the opinion set forth below that the Second Merger will be effected immediately subsequent to the First Merger as part of a single integrated plan, that the First Merger will be effected in accordance with the Delaware General Corporation Law, and that the Second Merger will be effected in accordance with the Delaware Limited Liability Company Act. We have also assumed that the representation letters, dated as of the date hereof, that


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Genzyme and Ilex have provided to us are true and accurate as of the date hereof and will remain true and accurate as of the Effective Time and as of the effective time of the Second Merger. In addition, we have assumed that all statements in such representation letters made "to the best knowledge" of any person or entity, or otherwise qualified, are true, correct and complete as if made without such qualification. Furthermore, we have assumed that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments, and have made such other inquiries, as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

      Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that for United States federal income tax purposes, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      Our opinion is based on the Code, Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof, which could change at any time, possibly with retroactive effect. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable. No ruling has been sought from the Internal Revenue Service by Genzyme, Sub, LLC, or Ilex as to the federal income tax consequences of any aspect of the Mergers, and neither the Internal Revenue Service nor any court is bound by our opinion herein. No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any other federal, state, local, or foreign tax law or the tax consequences of any other transaction contemplated or entered into by Genzyme, Sub, LLC, or Ilex. We do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

      This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

      Any inaccuracy in, or breach of, any of the aforementioned factual statements, representations or assumptions or any change in applicable law after the date hereof could affect our conclusions.

      This opinion is solely for your benefit and shall not inure to the benefit of any other person. It is furnished to you solely for use in connection with the Mergers and is not to be used,

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circulated, quoted, or otherwise referred to for any other purpose without our express written consent. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of our name in the section of the Proxy Statement/Prospectus entitled "The Mergers and the Merger Agreement - Material United States Federal Income Tax Consequences of the Mergers." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                       Very truly yours,



                                       /s/ Ropes & Gray LLP